Exhibit 10.7

THE MACERICH COMPANY

ELIGIBLE DIRECTORS’

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

(As Amended and Restated as of February 4, 2010)

THE MACERICH COMPANY

ELIGIBLE DIRECTORS’

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

(As Amended and Restated as of February 4, 2010)

i

2.23	Dividend Equivalent	5
2.24	Dividend Equivalent Cash Account	5
2.25	Dividend Equivalent Stock Account	5
2.26	Effective Date	5
2.27	Eligible Director	5
2.28	Exchange Act	5
2.29	Fair Market Value	5
2.30	Interest Rate	6
2.31	Plan	6
2.32	Plan Year	6
2.33	Prior Cash Account	6
2.34	Prior Dividend Equivalent Cash Account	6
2.35	Prior Dividend Equivalent Stock Account	6
2.36	Prior Stock Unit Account	6
2.37	Special Compensation	6
2.38	Special Meeting Fees	7
2.39	Stock Unit or Unit	7
2.40	Stock Unit Account	7
2.41	Unforeseeable Emergency	7
ARTICLE III	PARTICIPATION	7
ARTICLE IV	DEFERRAL ELECTIONS	7
4.1	Initial Elections	7
4.2	Subsequent Annual Elections	8
ARTICLE V	DEFERRAL ACCOUNTS	8
5.1	Cash Account	8
5.2	Stock Unit Account	9
5.3	Dividend Equivalents; Dividend Equivalent Cash Account; Dividend Equivalent Stock Account	11
5.4	Vesting	13
5.5	Distribution of Benefits	14
5.6	Adjustments in Case of Changes in Common Stock	17
5.7	Company’s Right to Withhold	17
5.8	Stockholder Approval	17

ii

ARTICLE VI	ADMINISTRATION	18
6.1	The Administrator	18
6.2	Committee Action	18
6.3	Rights and Duties	18
6.4	Indemnity and Liability	19
ARTICLE VII	PLAN CHANGES AND TERMINATION	19
ARTICLE VIII	MISCELLANEOUS	20
8.1	Limitation on Eligible Directors’ Rights	20
8.2	Beneficiaries	20
8.3	Benefits Not Assignable; Obligations Binding Upon Successors	20
8.4	Governing Law; Severability	20
8.5	Compliance With Laws	21
8.6	Headings Not Part of Plan	21

iii

THE MACERICH COMPANY

ELIGIBLE DIRECTORS’

DEFERRED COMPENSATION/PHANTOM STOCK PLAN

(As Amended and Restated as of February 4, 2010)

ARTICLE I

TITLE, PURPOSE AND AUTHORIZED SHARES

This Plan shall be known as “The Macerich Company Eligible Directors’ Deferred Compensation/Phantom Stock Plan.”  The purpose of this Plan is to attract, motivate and retain experienced and knowledgeable directors of The Macerich Company by permitting them to defer compensation and affording them the opportunity to link that compensation to an equity interest in the Company.  The total number of shares of Common Stock that may be delivered pursuant to awards under this Plan is 500,000, subject to adjustments contemplated by Section 5.6.

ARTICLE II
DEFINITIONS

Whenever the following terms are used in this Plan they shall have the meaning specified below unless the context clearly indicates to the contrary:

2.1          Account shall mean one or more of an Eligible Director’s Cash Account(s), Stock Unit Account(s), Dividend Equivalent Cash Account(s) and Dividend Equivalent Stock Account(s).  Each Account includes, to the extent applicable, any Distribution Subaccounts.

2.2          Additional Compensation with respect to a particular calendar year shall mean the difference (if any) between (i) the amount of an Eligible Director’s Compensation for such calendar year taken into account on the Award Date, and (ii) the amount of Compensation the Eligible Director would actually have been paid for such calendar year, solely to the extent that such difference in the Eligible Director’s Compensation for such calendar year is attributable to changes in the Company’s compensation policy for non-employee directors that are approved by the Board of Directors and take effect during or prior to such calendar year, in each case without giving effect to any election by the Eligible Director to defer Compensation hereunder.  By way of example, a change in an Eligible Director’s Compensation for a particular calendar year as a result of a change in the amount of the annual retainer paid by the Company to members of a Board committee of which such Eligible Director is a member would be treated as Additional Compensation for purposes of this Plan for that calendar year, while a change in the Eligible Director’s Compensation for a particular calendar year as a result of such Eligible Director’s becoming or ceasing to be a member of such a Board committee would not be treated as Additional Compensation (but could be treated as Special Compensation) for purposes of this Plan for that calendar year.  For purposes of clarity, “Additional Compensation” may be a negative number.  Notwithstanding any other provision herein, an amount of Compensation that is treated as Additional Compensation hereunder shall not in any event be treated as Special Compensation.

2.3          Additional Compensation Approval Date shall mean the date on which the Board of Directors approves any change in the Company’s compensation policy for non-employee directors that gives rise to Additional Compensation hereunder.

2.4          Average Fair Market Value shall mean (i) for purposes of crediting any Stock Units hereunder pursuant to Section 5.2(a)(1), the average of the Fair Market Values of a share of Common Stock of the Company during the last 10 trading days preceding the Award Date, (ii) for purposes of crediting any Stock Units hereunder pursuant to Section 5.2(a)(2), the average of the Fair Market Values of a share of Common Stock of the Company during the last 10 trading days preceding the related Additional Compensation Approval Date, and (iii) for purposes of crediting any Stock Units hereunder pursuant to Section 5.2(a)(3), the average of the Fair Market Values of a share of Common Stock of the Company for the trading days occurring in the calendar year preceding the March 31 on which such Stock Units are credited.

2.5          Award Date with reference to elections under Section 4.2 shall mean the January 1 that next follows the date of an Eligible Director’s election made pursuant to Section 4.2.  Award Date with reference to elections under Section 4.1shall mean the date next following the date that the Eligible Director files his or her election under Section 4.1.

2.6          Board of Directors shall mean the Board of Directors of the Company.

2.7          Cash Account shall mean a Current Cash Account and/or a Prior Cash Account.

2.8          Cash or Combination Dividends shall mean cash dividends and distributions to holders of shares of Common Stock, and dividends in connection with which holders of shares of Common Stock have the right to elect to receive cash, shares of Common Stock of equivalent value, or a combination thereof.

2.9          Change in Control Event

(a)           with respect to the provisions of Section 5.5A of the Plan set forth in Appendix A, which apply to the distribution of amounts deferred prior to January 1, 2005 and credited to Prior Cash Accounts, Prior Dividend Equivalent Cash Accounts, Prior Dividend Equivalent Stock Accounts and Prior Stock Unit Accounts, shall have the meaning specified for such term under The Macerich Company Amended and Restated 1994 Incentive Plan, as amended from time to time; and

(b)           with respect to the provisions of the Plan that apply to distributions from Current Cash Accounts, Current Dividend Equivalent Cash Accounts, Current Dividend Equivalent Stock Accounts and Current Stock Unit Accounts, shall mean

(1)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity, or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock possessing 33% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (D) any acquisition by a Person having beneficial ownership of more than 50% of the Outstanding Company Voting Securities prior to the acquisition;

(2)           individuals who, as of any date (the “Initial Date”) after the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason, at any time within 12 months following the Initial Date, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Initial Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board;

(3)           consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case if, following such Business Combination, any Person (excluding any entity resulting from such Business Combination or a parent of any such entity or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or parent of any such entity) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(4)           consummation of a sale or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”), other than a transfer to (A) one or more of the beneficial owners (immediately before the Asset Transfer) of the then-outstanding shares of stock of the Company (“Outstanding Company Stock”) in exchange for or with respect to such Outstanding Company Stock of such beneficial owners, or (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, or (C) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of the Outstanding Company Stock, or (D) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in the preceding clause (C).

Each event comprising a Change in Control Event under this Subsection (b) is intended to constitute a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined for purposes of Section 409A of the Internal Revenue Code and such definition of “Change in Control Event” as used herein shall be interpreted consistently therewith.

2.10        Code shall mean the Internal Revenue Code of 1986, as amended.

2.11        Common Stock shall mean the Common Stock of the Company.

2.12        Committee shall mean a Committee of the Board of Directors acting in accordance with Article VI and applicable Maryland law, or the Board of Directors.

2.13        Company shall mean The Macerich Company, a Maryland corporation, and its successors and assigns.

2.14        Compensation shall mean the annual retainer and regular meeting fees payable by the Company to an Eligible Director for a calendar year.

2.15        Current Cash Account shall mean a bookkeeping account maintained by the Company on behalf of each Eligible Director who elects to defer Compensation and Special Meeting Fees earned after December 31, 2004 in cash in accordance with Section 5.1.

2.16        Current Dividend Equivalent Cash Account shall mean a bookkeeping account maintained by the Company on behalf of an Eligible Director that is credited with Dividend Equivalents in the form of cash deferrals attributable to Stock Units credited to the Eligible Director’s Current Stock Unit Account (with respect to Compensation and Special Meeting Fees earned after December 31, 2004) in accordance with Section 5.3(b)(1).

2.17        Current Dividend Equivalent Stock Account shall mean a bookkeeping account maintained by the Company on behalf of an Eligible Director that is credited with Dividend Equivalents in the form of Stock Units attributable to Stock Units credited to the Eligible Director’s Current Stock Unit Account (with respect to Compensation and Special Meeting Fees earned after December 31, 2004) in accordance with Section 5.3(c)(1).

2.18        Current Stock Unit Account shall mean a bookkeeping account maintained by the Company on behalf of each Eligible Director who elects to defer

Compensation and Special Meeting Fees earned after December 31, 2004 in Stock Units in accordance with Section 5.2.

2.19        Disability shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that renders an Eligible Director unable to engage in any substantial gainful activity.

2.20        Discount Rate shall mean an interest rate equal to 5% per annum.

2.21        Disinterested Director shall mean a member of the Board of Directors who is not generally disqualified from making decisions concerning this Plan or all actions hereunder under any applicable legal requirements, but in no event shall a member of the Board of Directors participate in any decision affecting only his or her benefits under this Plan.

2.22        Distribution Subaccount shall mean a subaccount of an Eligible Director’s Account established to separately account for deferred Compensation and Special Meeting Fees (and Dividend Equivalents or other earnings or losses thereon) that are subject to different distribution elections.

2.23        Dividend Equivalent shall mean the amount of Cash or Combination Dividends paid by the Company after January 31, 1995 on that number of shares of Common Stock equivalent to the number of Stock Units then credited to an Eligible Director’s Stock Unit Account, or Stock Unit Accounts, as applicable, and Dividend Equivalent Stock Account, or Dividend Equivalent Stock Accounts, as applicable, which amount shall be allocated as additional Stock Units to the Eligible Director’s Dividend Equivalent Stock Account(s) or as additional deferrals to the Eligible Director’s Dividend Equivalent Cash Account(s), as provided in Section 5.3.

2.24        Dividend Equivalent Cash Account shall mean a Current Dividend Equivalent Cash Account and/or a Prior Dividend Equivalent Cash Account.

2.25        Dividend Equivalent Stock Account shall mean a Current Dividend Equivalent Stock Account and/or a Prior Dividend Equivalent Stock Account.

2.26        Effective Date shall mean July 29, 1994.

2.27        Eligible Director shall mean a member of the Board of Directors of the Company who is compensated in such capacity and (as to any outstanding Account balances under this Plan) any such person who has Account balances under the Plan.

2.28        Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.29        Fair Market Value shall mean on any date the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the stock is so listed, admitted to trade, or quoted on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; provided, however, if the stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for purposes of this Plan.

2.30        Interest Rate shall mean the rate that is 120% of the federal long-term rate for compounding on a quarterly basis, determined and published by the Secretary of the United States Department of Treasury under Section 1274(d) of the Code, for the month in which interest is credited.

2.31        Plan shall mean The Macerich Company Eligible Directors’ Deferred Compensation/Phantom Stock Plan, as amended from time to time.

2.32        Plan Year shall mean the applicable calendar year.

2.33        Prior Cash Account shall mean a bookkeeping account maintained by the Company on behalf of each Eligible Director who elects to defer Compensation and Special Meeting Fees earned before January 1, 2005 in cash in accordance with Section 5.1.

2.34        Prior Dividend Equivalent Cash Account shall mean a bookkeeping account maintained by the Company on behalf of an Eligible Director that is credited with Dividend Equivalents in the form of cash deferrals attributable to Stock Units credited to the Eligible Director’s Prior Stock Unit Account (with respect to Compensation and Special Meeting Fees earned before January 1, 2005) in accordance with Section 5.3(b)(2).

2.35        Prior Dividend Equivalent Stock Account  shall mean a bookkeeping account maintained by the Company on behalf of an Eligible Director that is credited with Dividend Equivalents in the form of Stock Units attributable to Stock Units credited to the Eligible Director’s Prior Stock Unit Account (with respect to Compensation and Special Meeting Fees earned before January 1, 2005) in accordance with Section 5.3(c)(2).

2.36        Prior Stock Unit Account shall mean a bookkeeping account maintained by the Company on behalf of each Eligible Director who elects to defer Compensation and Special Meeting Fees earned before January 1, 2005 in Stock Units in accordance with Section 5.2.

2.37        Special Compensation with respect to a particular calendar year shall mean the difference (if any) obtained by subtracting (i) the sum of (a) the amount of an Eligible Director’s Compensation for such calendar year taken into account on the Award Date, and (b) the amount of the Eligible Director’s Additional Compensation (if any) taken into account for such calendar year at any time after the Award Date, from (ii) the amount of Compensation the Eligible Director would actually have been paid for such calendar year (including, without limitation, any such difference attributable to increases or decreases in annual retainer levels and regular meeting fees, any Special Meeting Fees, and any other Compensation not taken into account on the Award Date or as Additional Compensation after the Award Date), in each case without giving effect to any election by the Eligible Director to defer Compensation hereunder.  For purposes of clarity, “Special Compensation” may be a negative number.

2.38        Special Meeting Fees shall mean the meeting fees that are paid by the Company after January 31, 1995 to an Eligible Director for meetings during a deferral period in addition to the regular meetings contemplated at the time of a deferral election for that deferral period.

2.39        Stock Unit or Unit shall mean a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Company solely for purposes of this Plan.

2.40        Stock Unit Account shall mean a Current Stock Unit Account and/or a Prior Stock Unit Account.

2.41        Unforeseeable Emergency shall mean a severe financial hardship to the Eligible Director resulting from an illness or accident of the Eligible Director, the Eligible Director’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Eligible Director, loss to the Eligible Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Director.

ARTICLE III
PARTICIPATION

Each Eligible Director shall become a participant in the Plan by electing to defer his or her Compensation or Special Meeting Fees in accordance with Article IV.

ARTICLE IV
DEFERRAL ELECTIONS

4.1          Initial Elections.  On or before the 30th day after first becoming an Eligible Director, a new Eligible Director may make an irrevocable election to defer all or a portion (in 10% increments) of his or her Compensation and/or Special Meeting Fees payable for services to be rendered by the Eligible Director after the date such election is filed with the Committee and during the remainder of the calendar year during which the Eligible Director first becomes an Eligible Director and/or during the next one or two calendar years in (a) cash, in accordance with Section 5.1, or (b) Stock Units, in accordance with Section 5.2.  Such election shall be in writing on a form provided by the Company and approved by the Committee and must be filed no later than the 30th day following the date that the Eligible Director first becomes an Eligible Director.  Such election may also specify that the amounts deferred pursuant to such election shall be paid under one of the optional forms of benefits set forth in Section 5.5(a).

4.2          Subsequent Annual Elections.

(a)           General Rule.  On or before the date set forth in the applicable election agreement (but in no event later than December 31 of the year preceding the first year to which the election applies), each Eligible Director may make an irrevocable election to defer all or a portion (in 10% increments) of his or her Compensation and/or Special Meeting Fees payable for services to be rendered by the Eligible Director during the next one, two, or three calendar years in (a) cash, in accordance with Section 5.1, or (b) Stock Units, in accordance with Section 5.2.  Such election shall be in writing on forms provided by the Company and approved by the Committee.  Such election may also specify that the amounts deferred pursuant to such election shall be paid under one of the optional time and forms of distribution set forth in Section 5.5(a).

(b)           Special Rule for 2005 and 2006 Deferrals.  Any Eligible Director who filed a deferral election under this Plan prior to December 31, 2003 with respect to Compensation and/or Special Meeting Fees to be earned in 2005 and/or 2006 (a “Pre-Existing Deferral Election”) may file a new distribution election with respect to amounts to be deferred in 2005 and/or 2006 pursuant to such Pre-Existing Deferral Election (the “2005-2006 Deferrals”) no later than December 31, 2005.  If the Eligible Director does not file such a distribution election for such 2005-2006 Deferrals, then he or she shall be deemed to have elected to receive a distribution of his 2005-2006 Deferrals as provided in the Eligible Director’s most recent effective distribution election filed prior to December 31, 2004 with the Committee in accordance with Section 5.5A(b) with respect to all amounts deferred under such Pre-Existing Deferral Election.  Any further changes to the time and manner of distribution of the Participant’s 2005-2006 Deferrals shall be made in accordance with, and governed by, the provisions of Section 5.5(b) and not Section 5.5A(b).

(c)           2008 Distribution Elections.  Notwithstanding the provisions of Sections 4.1, 4.2(a), 4.2(b) and 5.5 hereof, a Participant may elect to change his or her distribution election with respect to his or her Current Cash Accounts, Current Dividend Equivalent Cash Accounts, Current Dividend Equivalent Stock Accounts and Current Stock Unit Accounts from among the optional times and forms of distribution set forth in Section 5.5(a) by filing a new election with the Committee on or after January 1, 2008 and on or before December 31, 2008.  Any such election change shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause any amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE V
DEFERRAL ACCOUNTS

5.1          Cash Account.

(a)           Current Cash Account.  Effective January 1, 2005, if an Eligible Director has elected or elects in accordance with Article IV to defer Compensation and/or Special Meeting Fees earned after December 31, 2004 in cash, the Committee shall establish and maintain a Cash Account for the Eligible Director under the Plan, which

Account shall be a memorandum account on the books of the Company and shall be such Eligible Director’s “Current Cash Account.”  An Eligible Director’s Current Cash Account shall be credited as follows:

(1)           As of the last day of each calendar quarter, the Committee shall credit the Eligible Director’s Current Cash Account with an amount equal to the elected percentage of the Compensation deferred by the Eligible Director during such quarter;

(2)           As of the date payment of any Special Meeting Fees would otherwise be made, the Eligible Director’s Current Cash Account shall be credited with an amount equal to the elected percentage of the Eligible Director’s Special Meeting Fees; and

(3)           As of the last day of each calendar quarter, the Eligible Director’s Current Cash Account shall be credited with earnings equal to an amount determined by multiplying the balance credited to such Account as of the last day of the preceding quarter by one-fourth of the Interest Rate.

(b)           Prior Cash Account.  Effective January 1, 2005, the Cash Account (if any) established for an Eligible Director prior to January 1, 2005 shall be that Eligible Director’s “Prior Cash Account,” and no amount of Compensation or Special Meeting Fees earned after December 31, 2004 that such Eligible Director elects to defer under this Plan shall be credited to such Prior Cash Account.  As of the last day of each calendar quarter, the Eligible Director’s Prior Cash Account shall be credited with earnings equal to an amount determined by multiplying the balance credited to such Account as of the last day of the preceding quarter by one-fourth of the Interest Rate.

5.2          Stock Unit Account.

(a)           Current Stock Unit Account.  Effective January 1, 2005, if an Eligible Director has elected or elects in accordance with Article IV to defer his or her Compensation and/or Special Meeting Fees earned after December 31, 2004 in Stock Units, the Committee shall establish and maintain a Stock Unit Account for the Eligible Director under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Eligible Director’s “Current Stock Unit Account.”  An Eligible Director’s Current Stock Account shall be credited as follows:

(1)           Regular Compensation.  If an Eligible Director has elected or elects to defer his or her Compensation earned after December 31, 2004 in Stock Units, the Committee shall credit on the Award Date to the Current Stock Unit Account of the Eligible Director a number of Units determined by dividing the present value of the Compensation deferred by the Eligible Director by the Average Fair Market Value of a share of Common Stock.  The present value shall be computed assuming the Compensation deferred would have been paid on the first day of the calendar year to which it relates (or, in the case of Compensation deferred under an election under Section 4.1 for the remainder of the calendar year in which the Eligible Director first becomes an Eligible Director,  on the Award Date) at the prevailing rate of Compensation at the time of the election made in accordance with Article IV, discounted to present value using the Discount Rate.

(2)           Additional Compensation.  If an Eligible Director has elected or elects to defer his or her Compensation and/or Special Meeting Fees earned after December 31, 2004 in Stock Units and such Eligible Director has any Additional Compensation for a particular calendar year to which such deferral election applies, the Committee shall, on the first day of the month following the month in which the related Additional Compensation Approval Date occurs: (i) in the event such Additional Compensation is a positive number, credit the Eligible Director’s Current Stock Unit Account with a number of Units determined by dividing the portion of the Eligible Director’s Additional Compensation that is deferred by the Eligible Director under this Plan for that calendar year and any future calendar year subject to such deferral election by the Average Fair Market Value of a share of Common Stock, or (ii) in the event such Additional Compensation is a negative number, debit the Eligible Director’s Current Stock Unit Account a number of Units determined by dividing the portion of the Eligible Director’s Additional Compensation for that calendar year and any future calendar year subject to such deferral election by the Average Fair Market Value of a share of Common Stock.  In no event, however, shall the Company make any reduction, during or after a particular year, in the level of Compensation and/or Special Meeting Fees for any Eligible Director for that particular year to the extent such reduction would result in the Eligible Director receiving any amount that would be treated as a “substitute for a payment of deferred compensation” within the meaning of Treas. Reg. Section 1.409A-3(f), or that would otherwise violate Section 409A of the Code, and would result in any tax, penalty or interest under Section 409A of the Code.

(3)           Special Compensation.  If an Eligible Director has elected or elects to defer his or her Compensation and/or Special Meeting Fees earned after December 31, 2004 in Stock Units, the Committee shall, on the March 31st following the year in which there is any Special Compensation with respect to such Eligible Director: (i) in the event such Special Compensation is a positive number, credit the Eligible Director’s Current Stock Unit Account with a number of Units determined by dividing the portion of the Eligible Director’s Special Compensation that is deferred by the Eligible Director under this Plan for that year by the Average Fair Market Value of a share of Common Stock, or (ii) in the event such Special Compensation is a negative number, debit the Eligible Director’s Current Stock Unit Account a number of Units determined by dividing the portion of the Eligible Director’s Special Compensation subject to such deferral election by the Average Fair Market Value of a share of Common Stock.  In no event, however, shall the Company make any reduction, during or after a particular year, in the level of Compensation and/or Special Meeting Fees for any Eligible Director for that particular year to the extent such reduction would result in the Eligible Director receiving any amount that would be treated as a

“substitute for a payment of deferred compensation” within the meaning of Treas. Reg. Section 1.409A-3(f), or that would otherwise violate Section 409A of the Code, and would result in any tax, penalty or interest under Section 409A of the Code.

(4)           Payment of Additional and Special Compensation.  Notwithstanding any other provision herein, any Stock Units credited to an Eligible Director’s Current Stock Unit Account pursuant to Section 5.2(a)(2) or Section 5.2(a)(3) shall be subject to the same payment rules as apply to the Eligible Director’s existing deferral elections of Compensation and/or Special Meeting Fees for the applicable calendar year.

(b)           Prior Stock Unit Account.  Effective January 1, 2005, the Stock Units Account (if any) established for an Eligible Director prior to January 1, 2005 shall be that Eligible Director’s “Prior Stock Unit Account,” and no amount of Compensation or Special Meeting Fees earned after December 31, 2004 that such Eligible Director elects to defer under this Plan shall be credited to such Prior Stock Unit Account.

(c)           Transfers of Stock Units Attributable to 2005 and 2006 Deferrals.  Effective January 1, 2005, any Units credited to an Eligible Director’s Prior Stock Unit Account prior to January 1, 2005 that are attributable to Compensation to be earned after December 31, 2004 shall be transferred to such Eligible Director’s Current Stock Unit Account established pursuant to Section 5.2(a).

(d)           Limitations on Rights Associated with Units.  An Eligible Director’s Current Stock Unit Account and/or Prior Stock Unit Account shall each be a memorandum account on the books of the Company.  The Units credited to an Eligible Director’s Stock Unit Account(s) shall be used solely as a device for the determination of the number of shares of Common Stock to be eventually distributed to such Eligible Director in accordance with this Plan.  The Units shall not be treated as property or as a trust fund of any kind.  All shares of Common Stock or other amounts attributed to the Units shall be and remain the sole property of the Company, and each Eligible Director’s right in the Units is limited to the right to receive shares of Common Stock in the future as herein provided.  No Eligible Director shall be entitled to any voting or other shareholder rights with respect to Units granted under this Plan.  The number of Units credited under this Section shall be subject to adjustment in accordance with Section 5.6.

(e)           Credited Units Not Vested.  The Units credited to an Eligible Director’s Stock Unit Account(s) shall only become vested in accordance with Section 5.4(a).

5.3          Dividend Equivalents; Dividend Equivalent Cash Account; Dividend Equivalent Stock Account.

(a)           Allocation of Dividend Equivalents.  Each Eligible Director shall, at the time of making an election in accordance with Article IV, elect to have all Dividend Equivalents attributable to Units credited to his or her Stock Unit Account pursuant to such election credited to either (1) a Dividend Equivalent Cash Account for such Eligible Director in accordance with subsection (b) below or (2) a Dividend Equivalent Stock Account for such Eligible Director in accordance with subsection (c) below.  Such election shall be irrevocable and shall remain in effect with respect to all Stock Units credited to the Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account in accordance with the Eligible Director’s election made pursuant to Article IV.

(b)           Dividend Equivalent Cash Account.

(1)           Current Dividend Equivalent Cash Account.  Effective January 1, 2005, if an Eligible Director has elected or elects to have Dividend Equivalents with respect to Compensation and/or Special Meeting Fees deferred in Stock Units after December 31, 2004 credited to his or her Dividend Equivalent Cash Account, the Committee shall establish and maintain a Dividend Equivalent Cash Account for the Eligible Director under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Eligible Director’s “Current Dividend Equivalent Cash Account.”  In such case, the Committee shall, as of each dividend payment date, credit the Eligible Director’s Current Dividend Equivalent Cash Account with an amount equal to the amount of Dividend Equivalents attributable to Stock Units then credited to the Eligible Director’s Current Stock Unit Account.  In addition, as of the last day of each calendar quarter, the Eligible Director’s Current Dividend Equivalent Cash Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such account as of the last day of the preceding quarter by an amount equal to one-fourth of the Interest Rate.

(2)           Prior Dividend Equivalent Cash Account.  Effective January 1, 2005, the Dividend Equivalent Cash Account (if any) established for an Eligible Director prior to January 1, 2005 shall be that Eligible Director’s “Prior Dividend Equivalent Cash Account.”  The Committee shall, as of each dividend payment date, credit the Eligible Director’s Prior Dividend Equivalent Cash Account with an amount equal to the amount of Dividend Equivalents attributable to Stock Units then credited to the Eligible Director’s Prior Stock Unit Account.  In addition, as of the last day of each calendar quarter, the Eligible Director’s Prior Dividend Equivalent Cash Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such account as of the last day of the preceding quarter by an amount equal to one-fourth of the Interest Rate.

(3)           Transfer of Dividend Equivalents Attributable to 2005 and 2006 Deferrals.  Effective January 1, 2005, any Dividend Equivalents that were credited to an Eligible Director’s Prior Dividend Equivalent Cash Account prior to January 1, 2005 that were attributable to Stock Units credited to his or her Stock Unit Account with respect to Compensation to be earned after December 31, 2004 shall be transferred to such Eligible Director’s Current Dividend Equivalent Cash Account established pursuant to Section 5.3(b)(1).

(c)           Dividend Equivalent Stock Account.

(1)           Current Dividend Equivalent Stock Account.  Effective January 1, 2005, if an Eligible Director has elected or elects to have Dividend Equivalents credited to his or her Dividend Equivalent Stock Account, the Committee shall establish and maintain a Dividend Equivalent Stock Account for the Eligible Director under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Eligible Director’s “Current Dividend Equivalent Stock Account.”  In such case, the Committee shall, as of each dividend payment date, credit the Eligible Director’s Current Dividend Equivalent Stock Account with an amount of Units determined by dividing the amount of Dividend Equivalents attributable to Stock Units then credited to the Eligible Director’s Current Stock Unit Account by the Fair Market Value of a share of Common Stock as of such date.  The Units credited to an Eligible Director’s Current Dividend Equivalent Stock Account shall be subject to adjustment under Section 5.6.

(2)           Prior Dividend Equivalent Stock Account.  Effective January 1, 2005, the Dividend Equivalent Stock Account (if any) established for an Eligible Director prior to January 1, 2005 shall be that Eligible Director’s “Prior Dividend Equivalent Stock Account.”  The Committee shall, as of each dividend payment date, credit the Eligible Director’s Prior Dividend Equivalent Stock Account with an amount of Units determined by dividing the amount of Dividend Equivalents attributable to Stock Units then credited to the Eligible Director’s Prior Stock Unit Account by the Fair Market Value of a share of Common Stock on such date.  The Units credited to an Eligible Director’s Prior Dividend Equivalent Stock Account shall be subject to adjustment under Section 5.6.

(3)           Transfer of Dividend Equivalents Attributable to 2005 and 2006 Deferrals.  Effective January 1, 2005, any Dividend Equivalents that were credited to an Eligible Director’s Prior Dividend Equivalent Stock Account prior to January 1, 2005 that were attributable to Stock Units credited to his or her Stock Unit Account with respect to Compensation to be earned after December 31, 2004 shall be transferred to such Eligible Director’s Current Dividend Equivalent Stock Account established pursuant to Section 5.3(c)(1).

(d)           Credited Dividends Account Not Vested.  Amounts credited to the Dividend Equivalent Cash Account or the Dividend Equivalent Stock Account shall only become vested in accordance with Sections 5.4(a) or (c), as the case may be.

5.4          Vesting.

(a)           Stock Unit Account; Dividend Equivalent Stock Account.  The rights of each Eligible Director in respect of his or her Stock Unit Account and Dividend Equivalent Stock Account shall vest as the Eligible Director’s services (to which the deferred Compensation and deferred Special Meeting Fees relate) are rendered.

Accordingly, effective as of the date the Eligible Director ceases to be a member of the Board of Directors, the number of Units credited to the Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account shall be reduced to the number of Units that would have been in such accounts on the date the Eligible Director ceased to serve on the Board of Directors had the Compensation and Special Meeting Fees the Eligible Director elected to defer included only Compensation and Special Meeting Fees payable for the period of actual service as a director, less any vested Units previously distributed as shares of Common Stock pursuant to the Eligible Director’s election to receive installment payments and/or a distribution under Section 5.5(d) or 5.5A(d) or (e).  For purposes of calculating the number of Units that would have been credited to the Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account, the Eligible Director’s annual retainer shall be prorated for the year of cessation on a monthly basis.  Notwithstanding the preceding sentence, if an Eligible Director ceases to be a member of the Board of Directors by reason of death or Disability, or upon or following a Change in Control Event, the Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account shall immediately become fully vested.

(b)           Cash Account.  The rights of each Eligible Director in respect of his or her Cash Account shall at all times be fully vested.

(c)           Dividend Equivalent Cash Account.  The rights of each Eligible Director in respect of his or her Dividend Equivalent Cash Account shall vest as the Eligible Director’s services (to which the deferred Compensation and deferred Special Meeting Fees relate) are rendered.  Accordingly, effective as of the date the Eligible Director ceases to be a member of the Board of Directors, the Company shall reduce any amount credited to the Eligible Director’s Dividend Equivalent Cash Account by an amount equal to any Dividend Equivalents (together with any related earnings) attributable to any Units which are forfeited in accordance with Section 5.4(a) and/or previously distributed as shares of Common Stock in accordance with the Eligible Director’s election to receive installment payments and/or a distribution under Section 5.5(d) or 5.5A(d) or (e).  Notwithstanding the preceding, if an Eligible Director ceases to be a member of the Board of Directors by reason of death or Disability, or upon or following a Change in Control Event, the Eligible Director’s Dividend Equivalent Cash Account shall immediately become fully vested.

5.5          Distribution of Benefits.  The provisions of this Section 5.5 shall apply only with respect to distributions from Current Cash Accounts, Current Dividend Equivalent Cash Accounts, Current Dividend Equivalent Stock Accounts and Current Stock Unit Accounts.  The provisions of Section 5.5A as set forth in Appendix A to this Plan document govern the distribution from Prior Cash Accounts, Prior Dividend Equivalent Cash Accounts, Prior Dividend Equivalent Stock Accounts and Prior Stock Unit Accounts.

(a)           Time and Manner of Distribution.

(i)            The vested amounts credited an Eligible Director’s Accounts shall be distributed to the Eligible Director (or, in the event of his or her death, the Eligible Director’s Beneficiary) upon his or her termination from service on the Board of Directors; provided, however, that a termination of service shall not be deemed to have occurred for any purpose under the Plan unless such termination from service constitutes a “separation from service” as defined under Section 409A of the Code and any regulations promulgated thereunder.  Notwithstanding the foregoing, on the annual or multiple-year deferral election form that a Participant files in accordance with the provisions of Article IV of the Plan for any Plan Year or series of two or three Plan Years beginning on or after January 1, 2005, an Eligible Director may elect to have the amounts credited to his or her Accounts with respect to such annual or multiple-year deferral period distributed to him or her on any one of the following optional distribution dates:  (A) January 1 following the Eligible Director’s termination of service, (B) January 1 of a specified year designated by the Eligible Director, which shall be no earlier than 3 years after the Plan Year to which the deferral relates, or (C) the earlier to occur of (A) or (B).

(ii)           The benefits payable under this Plan shall be distributed to the Eligible Director (or, in the event of his or her death, the Eligible Director’s Beneficiary) in a lump sum or, if elected by the Eligible Director in writing on the annual or multiple-year deferral election form that a Participant files in accordance with the provisions of Article IV of the Plan for a Plan Year beginning on or after January 1, 2005, in annual installments for up to 10 years.

(iii)          An Eligible Director shall be permitted to make a different election with respect to each annual or multiple-year deferral period as to the time and manner in which his or her benefits shall be distributed.  For each Eligible Director who makes one or more distribution elections pursuant to this Section 5.5(a), each of his or her Accounts shall be divided into two or more Distribution Subaccounts as necessary to separately account for deferrals that are payable at different times and/or in different manners.  For purposes of calculating installments, the Eligible Director’s vested Accounts (and Distribution Subaccounts if applicable) will be valued as of December 31 of each year, and divided by the number of remaining installments to determine the amount of the installment to be paid in the following year.  Subsequent installments will be adjusted accordingly for the next calendar year, according to procedures established by the Committee.  Such installment payments shall commence as of the date benefits become distributable under this Section 5.5(a).

(iv)          Notwithstanding any other provision of this Section 5.5, in the event that an Eligible Director becomes entitled to a credit of Stock Units pursuant to Section 5.2(a)(2) and such Stock Units would otherwise have been payable pursuant to this Section 5.5 prior to the date such Units are credited to the Eligible Director’s Current Stock Unit Account, such Units shall be paid not later than thirty (30) days following the date such Units are credited pursuant to Section 5.2(a)(2).

(b)           Change in Time or Manner of Distribution.  Notwithstanding subsection (a), an Eligible Director may elect to further defer the commencement of any distribution to be made, or change the manner of any distribution election from a lump sum to annual installments made, with respect to benefits payable under this Plan by filing a new written election with the Committee on a form approved by the Committee; provided, however, that (A) no such election shall be effective until one year after the date on which the election is made, (B) the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made or payments would have commenced, and (C) any election related to a payment that commences on any date other than the date of the Eligible Director’s termination of service shall only be effective if it is made at least twelve months prior to the date of the first scheduled payment under such election.

(c)           Effect of Change in Control Event.  Notwithstanding subsections (a) and (b), if a Change in Control Event and a termination of service occurs, the vested portions of an Eligible Director’s Accounts shall be distributed immediately in a lump sum.

(d)           Distribution for Unforeseeable Emergencies.  An Eligible Director (which for purposes of this Section 5.5(d) includes former Eligible Directors) may request a distribution for an Unforeseeable Emergency without penalty of an amount not greater than the value of the Eligible Director’s vested benefit under this Plan.  Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee in its sole discretion and may be made only to the extent necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise or (2) by liquidation of the Eligible Director’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.  Amounts distributed pursuant to this Section 5.5(d) shall be distributed only from vested amounts credited to his or her Accounts and shall be distributed first from an Eligible Director’s Cash and Dividend Equivalent Cash Accounts, and, to the extent the balance of the Participant’s Cash and Dividend Equivalent Cash Accounts is not sufficient to satisfy the severe financial hardship, next as a distribution of shares of the Company’s Common Stock with a Fair Market Value equal to such deficiency from the vested portion of such Eligible Director’s Stock Unit and Dividend Equivalent Stock Accounts.

(e)           Form of Distribution.  Stock Units credited to an Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account shall be distributed in an equivalent whole number of shares of the Company’s Common Stock.  Fractions shall be disregarded.  Amounts credited to an Eligible Director’s Cash Account and vested in the Eligible Director’s Dividend Equivalent Cash Account shall be distributed in cash.

(f)            Small Benefit Exception.  Notwithstanding any other provision of this Plan to the contrary, if at the time any partial or installment distribution is to be made to an Eligible Director hereunder the total vested balance remaining in the Eligible

Director’s Current Cash Account and Current Dividend Equivalent Cash Account is less than $2,000 and the number of vested Units credited to the Eligible Director’s Current Stock Unit Account of Current Dividend Equivalent Stock Account is less than 100, then all such remaining vested balances and vested Units shall be distributed in a lump sum on the date scheduled for such partial or installment distribution.  This provision is intended to comply with Treasury Regulations Section 1.409A-2(b)(2)(iii) and shall be interpreted accordingly.

(g)           Distributions to Specified Employees.  Notwithstanding any other provision of this Plan to the contrary, and solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Code, if an Eligible Director is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, and any amounts to be distributed under this Agreement are considered to be non-qualified deferred compensation payable in connection with the Eligible Director’s separation from service with the Company for purposes of Section 409A of the Code, which otherwise would be payable at any time during the six-month period immediately following such separation from service, then such amounts shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following, the expiration of such six-month period.

5.6          Adjustments in Case of Changes in Common Stock.  If any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, liquidation or similar change in capitalization or any similar extraordinary dividend distribution to holders of the Company’s Common Stock (other than Cash or Combination Dividends) shall occur, proportionate and equitable adjustments shall be made in the number and type of shares of Common Stock or other property reserved and of Units (both credited and vested) under this Plan.

5.7          Company’s Right to Withhold.  The Company shall satisfy any state or federal income tax withholding obligation arising upon distribution of an Eligible Director’s accounts by reducing the number of shares of Common Stock otherwise deliverable to the Eligible Director by the appropriate number of shares, valued at the average of the Fair Market Values of a share of Common Stock during the last 10 trading days preceding the date of distribution, required to satisfy such tax withholding obligation.  If the Company, for any reason, cannot satisfy the withholding obligation in accordance with the preceding sentence, the Eligible Director shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder.

5.8          Stockholder Approval.  This Plan, and all the elections, actions and accruals with respect to Stock Units and Dividend Equivalents made prior to stockholder approval, was originally approved by the stockholders of the Company at their 1995 annual meeting.  Amendments to the Plan have been approved by the Board of Directors pursuant to Article VII.

ARTICLE VI
ADMINISTRATION

6.1          The Administrator.  The Committee hereunder shall consist of two (2) or more Disinterested Directors appointed from time to time by the Board of Directors to serve as the administrator of this Plan at its pleasure.  Any member of the Committee may resign by delivering a written resignation to the Board of Directors.  Members of the Committee shall not receive any additional compensation for administration of this Plan.

6.2          Committee Action.  The Committee may, for the purpose of administering this Plan, choose a Secretary who may be, but is not required to be, a member of the Committee, who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the Committee’s administration of this Plan.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant in this Plan.  The Secretary may execute any certificate or other written direction on behalf of the Committee.  Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by unanimous written consent of its members.

6.3          Rights and Duties.  Subject to the limitations of this Plan, the Committee shall be charged with the general administration of this Plan and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a)           To construe, interpret and administer this Plan;

(b)           To resolve any questions concerning the amount of benefits payable to an Eligible Director (except that no member of the Committee shall participate in a decision relating solely to his or her own benefits);

(c)           To make all other determinations required by this Plan;

(d)           To maintain all the necessary records for the administration of this Plan; and

(e)           To make and publish forms, rules and procedures for elections under and for the administration of this Plan.

The determination of the Committee made in good faith as to any disputed question or controversy and the Committee’s determination of benefits payable to Eligible Directors shall be conclusive.  In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by:  (1) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters; and (2) counsel (who may be employees of the Company), independent accountants and other persons as to matters which the Committee believes to be within such persons’ professional or expert competence.  The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons.  The Committee may delegate ministerial, bookkeeping and other non-discretionary functions to individuals who are officers or employees of the Company.

6.4          Indemnity and Liability.  All expenses of the Committee shall be paid by the Company and the Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.  No member of the Committee shall be liable for any act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence.  To the extent permitted by law, the Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence, as determined by the Board of Directors.

ARTICLE VII
PLAN CHANGES AND TERMINATION

The Board of Directors shall have the right to amend this Plan in whole or in part from time to time or may at any time suspend or terminate this Plan.  In addition, The Committee may amend the Plan to (a) ensure that this Plan complies with the requirements of Section 409A of the Code for deferral of taxation on compensation deferred hereunder after December 31, 2004 until the time of distribution and (b) to make other changes to the provisions regarding elections as to the time and manner of distributions that comply with such requirements of Section 409A.  Notwithstanding the foregoing, no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Eligible Director’s rights with respect to Stock Units and Dividend Equivalents credited to his or her Stock Unit Account, Dividend Equivalent Cash Account or Dividend Equivalent Stock Account which are then vested (assuming solely for such purposes a voluntary termination of services as of the date of such amendment or termination) or to any amounts previously credited to his or her Cash Account; provided, however, that in no event shall such consent be required for an amendment that is necessary to comply with applicable law, including without limitation, an amendment required under Section 409A of the Code or the regulations thereunder to preserve the deferral of taxation on compensation deferred hereunder until the time of distribution.  Any amendments authorized hereby shall be stated in an instrument in writing, and all Eligible Directors shall be bound thereby upon receipt of notice thereof.

It is the current expectation of the Company that this Plan shall be continued until August 1, 2029, but continuance of this Plan is not assumed as a contractual obligation of the Company.  In the event that the Board of Directors decides to discontinue or terminate this Plan, it shall notify the Committee and participants in this Plan of its action in an instrument in writing, and this Plan shall be terminated at the time therein set forth, and all participants shall be bound thereby.  In such event, the then vested benefits of an Eligible Director shall be distributed in accordance with the time and manner of distribution elected by him or her under Section 5.5 and/or 5.5A.

ARTICLE VIII
MISCELLANEOUS

8.1          Limitation on Eligible Directors’ Rights.  Participation in this Plan shall not give any Eligible Director the right to continue to serve as a member of the Board of Directors or any rights or interests other than as herein provided.  No Eligible Director shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.  This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust.  This Plan, in and of itself, has no assets.  Eligible Directors shall have only the rights of general unsecured creditors of the Company with respect to amounts credited or vested and benefits payable, if any, on their Accounts.

8.2          Beneficiaries.

(a)           Beneficiary Designation.  Upon forms provided by the Company each Eligible Director may designate in writing the Beneficiary or Beneficiaries (as defined in Section 8.2(b)) whom such Eligible Director desires to receive any amounts payable under this Plan after his or her death.  An Eligible Director from may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee.  However, if a married Eligible Director wishes to designate a person other than his or her spouse as Beneficiary, such designation shall be consented to in writing by the spouse.  The Eligible Director may change any election designating a Beneficiary or Beneficiaries without any requirement of further spousal consent if the spouse’s consent so provides.  Notwithstanding the foregoing, spousal consent shall not be necessary if it is established that the required consent cannot be obtained because the spouse cannot be located or because of other circumstances prescribed by the Committee.  The Company and the Committee may rely on the Eligible Director’s designation of a Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan.

(b)           Definition of Beneficiary.  An Eligible Director’s “Beneficiary” or “Beneficiaries” shall be the person, persons, trust or trusts so designated by the Eligible Director or, in the absence of such designation, entitled by will or the laws of descent and distribution to receive the Eligible Director’s benefits under this Plan in the event of the Eligible Director’s death, and shall mean the Eligible Director’s executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

8.3          Benefits Not Assignable; Obligations Binding Upon Successors.  Benefits of an Eligible Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein, other than by operation of law or pursuant to Section 8.2, shall not be permitted or recognized.  Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.4          Governing Law; Severability.  The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the state of incorporation of the Company.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.5          Compliance With Laws.  This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

8.6          Headings Not Part of Plan.  Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions hereof.

APPENDIX A

The provisions set forth in this Appendix A set forth the provisions of Section 5.5A of the Plan which apply to the distribution of amounts deferred prior to January 1, 2005 and credited to Prior Cash Accounts, Prior Dividend Equivalent Cash Accounts, Prior Dividend Equivalent Stock Accounts and Prior Stock Unit Accounts.

5.5A       Distribution of Benefits.

(a)           Time and Manner of Distribution.  Each Eligible Director shall be entitled to receive a distribution of the vested portion of his or her Accounts upon his or her termination from service on the Board of Directors or at such time as may be elected by the Eligible Director at the time of an election under Article IV and set forth in writing on forms provided by the Company.  The benefits payable under this Plan shall be distributed to the Eligible Director (or, in the event of his or her death, the Eligible Director’s Beneficiary) in a lump sum or, if elected by the Eligible Director in writing on forms provided by the Company at least 12 months in advance of the date benefits become distributable under subsection (a), in annual installments for up to 10 years.  An Eligible Director shall be permitted to make a different election with respect to each annual deferral period as to the time and manner in which his or her benefits shall be distributed.  For each Eligible Director who makes one or more distribution elections pursuant to this Section 5.5A(a), each of his or her Accounts shall be divided into two or more Distribution Subaccounts as necessary to separately account for deferrals which are payable at different times and/or in different manners.  For purposes of calculating installments, the Eligible Director’s vested Accounts (and Distribution Subaccounts if applicable) will be valued as of December 31 of each year, and divided by the number of remaining installments to determine the amount of the installment to be paid in the following year.  Subsequent installments will be adjusted accordingly for the next calendar year, according to procedures established by the Committee.  Such installment payments shall commence as of the date benefits become distributable under this Section 5.5A(a).

(b)           Change in Time or Manner of Distribution.  Notwithstanding subsection (a):

(1)           An Eligible Director may elect to further defer the commencement of any distribution to be made with respect to benefits payable under this Plan by filing a new written election with the Committee on a form approved by the Committee; provided, however, that (A) no such new election shall be effective until 12 months after such election is filed with the Committee, (B) no such new election shall be effective with respect to any Account(s) after the distribution of benefits with respect to such Account(s) shall have commenced, and (C) no more than three new elections with respect to each annual deferral period shall be valid as to any Eligible Director.  An election made pursuant to this Section 5.5A(b)(1) shall not affect the manner of distribution (i.e., lump sum versus installments), the terms of which shall be subject to Section 5.5A(a) above or Section 5.5A(b)(2) below.

(2)           An Eligible Director may change the manner of any distribution election from a lump sum to annual installments (or vice versa) made with respect to amounts credited under his or her Accounts by filing a written election with the Committee on a form provided by the Committee; provided, however, that no such election shall be effective until 12 months after such election is filed with the Committee, and no such election shall be effective if it is made with respect to any Account(s) after the distribution of benefits with respect to such Account(s) have commenced.  An election made pursuant to this Section 5.5A(b)(2) shall not affect the date of the commencement of benefits.

(3)           On or before September 30, 2000, an Eligible Director may make a one-time, irrevocable election (subject to other express provisions of this Plan), on forms provided for this purpose, to receive a distribution of his or her accumulated balances under this Plan as of September 30, 2000 on:  (A) a date elected by the Eligible Director, but in no event before 2003, or (B) the earlier of a date elected by the Eligible Director, but in no event before 2003, or the date of his or her termination of service from the Board of Directors.  The benefits payable under such an election shall be distributed to the Eligible Director (or in the event of his or her death, the Eligible Director’s Beneficiary) in a lump sum or, if elected by the Eligible Director in writing on forms provided by the Company at least 12 months in advance of the date benefits become distributable under Section 5.5A(a) above, in annual installments for up to 10 years, as so elected.

(c)           Effect of Change in Control Event.  Notwithstanding subsections (a) and (b), if a Change in Control Event and a termination of service occurs, the vested portions of an Eligible Director’s Accounts shall be distributed immediately in a lump sum.

(d)           Early Distributions.  Each Eligible Director (which for purposes of this Section 5.5A(d) includes former Eligible Directors) shall be permitted to elect to withdraw not less than 50% of the vested portion of his or her Accounts, reduced by the withdrawal penalty described below, prior to the applicable payment date(s) or payment commencement date(s) (“Early Distributions”), subject to the following restrictions:

(1)           The election to take an Early Distribution shall be made in writing on a form provided by and filed with the Committee;

(2)           The amount of the Early Distribution shall equal 90% of the amount the Eligible Director has elected to withdraw; and

(3)           The remaining 10% of the amount the Eligible Director has elected to withdraw shall be permanently forfeited, and the Eligible Director or his or her Beneficiary shall have no rights with respect to such forfeited amounts.

Notwithstanding the foregoing, the Eligible Director’s Accounts will continue to vest in accordance with Section 5.4 and the Dividend Equivalent Stock Account and/or Dividend Equivalent Cash Account of such Eligible Director shall continue to be credited with Dividend Equivalents in accordance with Section 5.3.

(e)           Distribution for Unforeseeable Emergencies.  An Eligible Director (which for purposes of this Section 5.5A(e) includes former Eligible Directors) may request a distribution for an Unforeseeable Emergency without penalty of an amount not greater than the value of the Eligible Director’s vested benefit under this Plan.  Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee in its sole discretion and may be made only to the extent necessary to satisfy the hardship and only from vested amounts credited to his or her Accounts.  The Committee may treat a distribution as necessary for an Unforeseeable Emergency if it relies on the Eligible Director’s written representation, without actual knowledge to the contrary, that the hardship cannot reasonably be relieved (1) through timely reimbursement or compensation by insurance or otherwise or (2) by liquidation of the Eligible Director’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.  Amounts distributed pursuant to this Section 5.5A(e) shall be distributed first from an Eligible Director’s Cash and Dividend Equivalent Cash Accounts, and, to the extent the balance of the Participant’s Cash and Dividend Equivalent Cash Accounts is not sufficient to satisfy the severe financial hardship, next as a distribution of shares of the Company’s Common Stock with a Fair Market Value equal to such deficiency from the vested portion of such Eligible Director’s Stock Unit and Dividend Equivalent Stock Accounts.

(f)            Form of Distribution.  Stock Units credited to an Eligible Director’s Stock Unit Account and Dividend Equivalent Stock Account shall be distributed in an equivalent whole number of shares of the Company’s Common Stock.  Fractions shall be disregarded.  Amounts credited to an Eligible Director’s Cash Account and vested in the Eligible Director’s Dividend Equivalent Cash Account shall be distributed in cash.

(g)           Small Benefit Exception.  Notwithstanding any other provision of this Plan to the contrary, if at the time of any distribution the vested balance remaining in an Eligible Director’s Prior Cash Account or Prior Dividend Equivalent Cash Account is less than $2,000 or, if the number of vested Units credited to the Eligible Director’s Prior Stock Unit Account or Prior Dividend Equivalent Stock Account is less than 100, then such remaining vested balances shall be distributed in a lump sum.